UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 3, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2005, W. Thomas Parrington, our chief executive officer, and Lodgian, Inc. (the "Company") entered into an amendment of Mr. Parrington’s employment agreement. The amendment changes the expiration date of the agreement from July 15, 2006 to December 31, 2005. The amendment further gives the Company the option to terminate Mr. Parrington’s employment and/or ask him to resign as a member of the board of directors prior to the new expiration date of the employment agreement. In exchange, the Company has agreed to continue Mr. Parrington’s base salary through December 31, 2005, regardless of whether his employment terminates sooner. In addition, all of Mr. Parrington’s unvested restricted stock units and options will become immediately vested on December 31, 2005. Mr. Parrington’s unvested restricted stock units (which total 22,222 as of August 1, 2005) will be immediately convertible into an equal number of shares of common stock., and his unvested stock options (which total 11,111 as of August 1, 2005) will be exercisable for 30 days, at which time they will expire. The Company has also agreed to pay Mr. Parrington’s COBRA premiums under its major medical group health plan through July 2006. The Company will also waive the non-compete provision in Mr. Parrington’s employment agreement effective upon termination of his employment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

August 8, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary